Exhibit 10.02

EXECUTIVE

CHANGE IN CONTROL

SEVERANCE BENEFITS AGREEMENT

THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (the “AGREEMENT”) is entered into on April 4, 2008, between David B. Bell (“Executive”) and INTERSIL CORPORATION, a Delaware corporation (the “COMPANY”).

WHEREAS, this Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events after the date hereof.

NOW THEREFORE, The Company and Executive hereby agree as follows:

Certain capitalized terms used in this Agreement are defined in Article VI.

ARTICLE I

EMPLOYMENT BY THE COMPANY

1.1 Executive is currently employed as an executive of the Company.

1.2 This Agreement shall remain in full force and effect so long as Executive is employed by the Company or its subsidiaries; provided, however, that the rights and obligations of the parties hereto contained in Articles II through VII shall survive Two and One Half (2- 1/2) years following a Covered Termination (as hereinafter defined).

1.3 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive if Executive’s employment with the Company terminates following a Change in Control under the circumstances described in Article II of this Agreement.

1.4 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's continued employment with the Company and, in the event a Covered Termination occurs, Executive's execution of the general waiver and release described in Section 3.2.

ARTICLE II

SEVERANCE BENEFIT

2.1 Entitlement to Severance Benefits. If Executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason (as hereinafter defined) within twelve (12) months following the effective date of a Change in Control, the termination of employment will be a Covered Termination and the Company shall pay Executive the compensation and benefits described in this Article II. If Executive’s employment terminates, but not due to an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following the effective date of a Change in Control, then the termination of employment will not be a Covered Termination and Executive will not be entitled to receive any payments or benefits under this Article II.

Payment of any benefits described in this Article II shall be subject to the restrictions and limitations set forth in Article III of this Agreement.

2.2 Severance Payments. The Company shall continue to pay the Executive’s Annual Base Pay for two (2) years (the “Severance Period”). In addition, the Company shall make payments to the Executive of $287,500 within 30 days of the first two March 1 and September 1 following the termination of employment. In the event that Executive’s annual target bonus for the year in which the Covered Termination takes place differs from $575,000 per year, each such payment shall be adjusted to an amount equal to $287,500 multiplied by the fraction whose numerator is the annual target bonus for the year in which the Covered Termination takes place and whose denominator is $575,000. All payments made pursuant to this Section 2.2 shall be made less applicable deductions and withholdings and are payable in accordance with Intersil’s normal payroll practices immediately prior to the Covered Termination.

2.3 Welfare Benefits. Following a Covered Termination, Executive and his covered dependents will be eligible to convert his and his covered dependents' life insurance coverage to individual policies and the Company shall reimburse the Executive for the applicable premium(s) on a tax-neutral basis during the Severance Period. Following a Covered Termination, Executive and his covered dependents will either be qualified to participate in the retiree medical plan maintained by the Company (the “Retiree Medical Plan”) or will be reimbursed on a tax-neutral basis for the applicable premium(s) during the Severance Period for continuation coverage under the Company’s health insurance plans for the maximum coverage period under such plans. If the Executive qualifies to participate in the Retiree Medical Plan, upon his Covered Termination, the Executive and his spouse will be eligible to participate in the Retiree Medical Plan and the Company will make the full payment of the premiums for coverage of the Executive and his spouse under the Retiree Medical Plan; provided, however, that if the Retiree Medical Plan is terminated with respect to all other employees of Intersil after his termination of employment hereunder, the Executive shall no longer be provided coverage under the Retiree Medical Plan; and provided, further, however, that the Company shall cease paying his premiums under the Retiree Medical Plan when the Executive becomes eligible for Medicare or becomes covered under another employer’s medical plan. The Executive agrees to immediately notify the Company if he becomes eligible for Medicare or covered by another employer’s medical plan. The Executive will not be reimbursed for the income or employment taxes payable due to the payment of the Executive’s premiums due under the Retiree Medical Plan. Any reimbursement or payment of premiums or other costs by the Company pursuant to this Section shall be made no later than the end of the calendar year following the calendar year in which the applicable premium or other cost is incurred by the Executive

2.4 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Covered Termination, or otherwise.

ARTICLE III

LIMITATIONS AND CONDITIONS ON BENEFITS

3.1 Withholding of Taxes. The Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.

3.2 Employee Agreement and Release Prior to receipt of Benefits. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Covered Termination, Executive shall, as of the date of a Covered Termination, execute an employee agreement and release in the form attached hereto as Exhibit A; provided that such agreement and release have become binding and effective in accordance with the terms thereof on or before the forty-fifth (45th) day following the date of the Executive's termination of employment. Such employee agreement and release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information agreement. It is understood such employee release and agreement shall comply with applicable law. In the event Executive does not execute such release and agreement within the period required by applicable law, or if Executive revokes such employee agreement and release within the period permitted by applicable law, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

ARTICLE IV

OTHER RIGHTS AND BENEFITS

4.1 Non-exclusivity. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

4.2 Parachute Payments. If all or any portion of the amounts payable or benefits provided to the Executive under this Agreement or otherwise are ‘excess parachute payments’ and are subject to the excise tax imposed by Section 4999 of the Code (the ‘Excise Tax’), and if the net after-tax amount (taking into account all applicable taxes payable by the Executive, including without limitation any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount the Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and of the type mutually agreed to by the Executive and the Company, except that in all cases the cash payments shall be reduced first. The calculations required under this Section 4.2 shall be prepared by the Company and reviewed for accuracy by the Executive and the Company’s regular certified public accountants.

4.3 Stock Options, Deferred Stock Units and Restricted Stock. In the event of a Covered Termination, all stock options, deferred stock units, and restricted stock granted to Executive by the Company during the Executive’s employment with the Company (i) shall immediately become fully vested (and with respect to the stock options, fully exercisable), and if any such award is subject to performance criteria, then such award shall fully vest in the amount such award would have vested at the performance level achieved through the date of such Covered Termination for such award, if applicable, and (ii) Executive shall have (A) twelve (12) months following a Covered Termination (or the remaining term of the applicable option grant if shorter than 12 months) to exercise any stock options which were converted from Elantec options or awards granted on or after January 1, 2006, and (B) shall have twenty-four (24) months following a Covered Termination (or the remaining term of the applicable option grant if short than 24 months) to exercise any awards not described in 4.3(ii)(A). If applicable, the Company shall only amend all such stock option, deferred stock units or restricted stock grants in a manner that will not adversely affect Executive’s financial position and that does not subject Executive to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

ARTICLE V

NON-ALIENATION OF BENEFITS

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.

ARTICLE VI

DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth below:

6.1 “Agreement” means this Executive Change in Control Severance Benefits Agreement.

6.2 “Annual Base Pay” means Executive’s annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding (i) the Change in Control or (ii) the Covered Termination, whichever is greater.

6.3 “Annual Bonus” means the Executive’s projected or estimated annual cash incentive bonus at target for the fiscal year of the Company in which termination of Executive’s employment occurs.

6.4 “Change in Control” means the consummation of any of the following transactions after the date hereof:

(a) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than fifty percent (50%)) of the Company’s assets;

(b) any person (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of 25% or more of the Company’s outstanding Common Stock; or

(c) a change in the composition of the Board of Directors of the Company within a three (3) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either:

(A) are directors of the Company as of the date hereof;

(B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or

(C) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) or (B) above at the time of such election or nomination.

Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

6.5 “Company” means Intersil Corporation, a Delaware corporation, and any successor thereto.

6.6 “Covered Termination” means an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following a Change in Control after the date hereof. No other event shall be a Covered Termination for purposes of this Agreement.

6.7 “Date of Covered Termination” means the first date following the last date of Executive’s employment with the Company or its subsidiaries as a result of a Covered Termination.

6.8 “Date of Notice of Termination” means the date the Executive is given notice, either verbal or written, that his employment with the Company or its subsidiaries has been or will be terminated.

6.9 “Involuntary Termination” means Executive’s dismissal or discharge by the Company or its subsidiaries (or, if applicable, by the successor entity) for reasons other than fraud, misappropriation or embezzlement on the part of Executive which resulted in material loss, damage or injury to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for one of these reasons unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for the Executive, together with Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in the immediately preceding sentence and specifying the particulars thereof in detail.

The termination of an Executive’s employment would not be deemed to be an “Involuntary Termination” if such termination occurs as a result of the death or disability of Executive.

6.10 “Voluntary Termination for Good Reason” means that the Executive voluntarily terminates his employment after any of the following are undertaken without Executive’s express written consent:

(a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive’s position, status or circumstances of employment as in effect immediately prior to the Change in Control of the Company; any removal of Executive from or any failure to reelect Executive to any of such positions, except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement or any other voluntary termination of employment by Executive other than Voluntary Termination for Good Reason;

(b) a reduction by the Company in Executive’s Annual Base Pay or targeted annual cash incentive bonus in effect at the time;

(c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating at the time of the Change in Control of the Company (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive at the time of the Change in Control of the Company, provided, however, that Executive may not terminate employment with the Company for Good Reason following a Change in Control of the Company if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans as determined in good faith by Executive;

(d) a relocation of Executive, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location more than fifteen (15) miles from the location at which Executive performed Executive’s duties immediately prior to the Change in Control of the Company, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations at the time of the Change in Control of the Company;

(e) any breach by the Company of any provision of this Agreement; or

(f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

6.11 “Welfare Benefits” means benefits providing for coverage or payment in the event of Executive’s death, disability, illness or injury that were provided to Executive immediately before a Change in Control, whether taxable or non-taxable and whether funded through insurance or otherwise, including without limitation all life and health insurance coverage.

ARTICLE VII

GENERAL PROVISIONS

7.1 Employment Status. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

7.2 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company’s payroll records.

7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.4 Waiver. If either party should waive any breach of any provisions of the Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Complete Agreement. This Agreement, including Exhibit A and other written agreements referred to in this Agreement, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter hereof, and expressly supersedes all other agreements, promises or understandings, whether oral or written, including, without limitation, Executive's prior Executive Change in Control Severance Benefits Agreement dated April 2, 2007. For avoidance of doubt, the parties hereto acknowledge and agree that in the event of any termination of Executive’s employment with the Company which constitutes a Covered Termination hereunder, Executive shall be entitled to the rights and benefits provided for in this Agreement in lieu of any rights or benefits provided for in his employment agreement with the Company. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

7.6 Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Compensation Committee of the Company’s Board of Directors.

7.7 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.8 Headings. The headings of the Articles and sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.9 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and Executive may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

7.10 Attorneys’ Fees. If Executive brings any action to enforce his rights hereunder, Executive shall be entitled to recover his reasonable attorneys’ fees and costs incurred in connection with such action if Executive is the prevailing party in such action. Any reimbursements made by the Company to the Executive pursuant to this Section shall be made no later than the end of the calendar year following the calendar year in which the related cost is incurred by the Executive.

7.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

7.12 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

7.13 Construction of Agreement. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

INTERSIL CORPORATION a Delaware Corporation		EXECUTIVE

/s/ Vern Kelley		/s/ David B. Bell
Name:	Vern Kelley	Name:	David B. Bell
Title:	Vice President, Human Resources	Title:	President and Chief Executive Officer

Exhibit A: Employee Agreement and Release

Exhibit A

Intersil Corporation

Employee Agreement and Release

I understand and agree completely to the terms set forth in the foregoing agreement.

I hereby confirm my obligations under the Company’s standard form of proprietary information agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected this settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal American with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to provide you with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (“Effective Date”).

By:	/s/ David B. Bell
David B. Bell

Date:	April 4, 2008

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